Exhibit 77Q(e)(3)


                   FOURTH AMENDMENT TO SUB-ADVISORY AGREEMENT

                                ING EQUITY TRUST

      This Fourth Amendment, effective as of September 15, 2007, amends the Sub-Advisory Agreement (the "Agreement") dated the 23rd day of September 2002, as amended, between ING Investments, LLC, an Arizona limited liability company (the "Manager") and ING Investment Management Co. (formerly Aeltus Investment Management, Inc.), a Connecticut corporation (the "Sub-Adviser").

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 15, 2007.

      NOW, THEREFORE, the parties agree as follows:

      1. The following information will be inserted as Section 2 (d):

      With respect to any investments, including, but not limited, to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. Master Agreements, and options on futures contracts ("futures"), which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Trust, the Manager hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes.

      2. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                            ING INVESTMENTS, LLC


                                            By:
                                                --------------------------------
                                                Todd Modic
                                                Senior Vice President


                                            ING Investment Management CO.


                                            By:
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                                            Name:
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                                            Title:
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